Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Kristina M. Broadbelt (Media)
Assistant Director, PR & Advocacy
Phone (610) 321-2358
Robert A. Doody Jr. (Investors)
Manager, Corporate Communications
Phone (610) 321-6290

VIROPHARMA ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Exton, PA, December 18, 2008 — ViroPharma Incorporated (Nasdaq: VPHM) today announced changes to the composition of its board of directors.

Vincent Milano, ViroPharma’s president and chief executive officer will assume the role of chairman of the board of directors effective January 1, 2009. Mr. Milano has served as ViroPharma’s president, chief executive officer and director since March of 2008. He joined the company in 1996 and served as vice president, chief financial officer, and treasurer from 1997 to 2006.

Mr. Milano is replacing Michel de Rosen who will resign as from both the board of directors and as chairman of the board effective January 1, 2009. Mr. de Rosen served as president and chief executive officer of ViroPharma from 2000 to March of 2008, Chairman of the board of directors since September 2002 as well as a director since May 2000.

“Michel’s leadership and creativity played a tremendous role in helping to shape the company ViroPharma has become,” commented Milano. “Michel will always be a member of the ViroPharma family and on behalf of everyone throughout the entire organization, I want to thank him for his many contributions and offer Michel and his family best wishes for continued success in all of their future endeavors.”

ViroPharma also announced the appointment of Howard Pien as lead independent director of the board of directors effective January 1, 2009. Mr. Pien has served as a director since May of 2006 and is also the chairman of ViroPharma’s governance committee. Mr. Pien has over 25 years of broad pharmaceutical and biotechnology experience, and is president, chief executive officer and director of Medarex.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin® (vancomycin hydrochloride capsules, USP), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains, and Cinryze™ (C1 inhibitor (human)) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), also known as C1 inhibitor deficiency (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including cytomegalovirus (CMV), HAE and C. difficile.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

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